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                      October 13, 2022

       Richard Fraser-Smith
       Chief Financial Officer
       Pacific Green Technologies Inc.
       8 The Green
       Suite 10212
       Dover, DE 19901

                                                        Re: Pacific Green
Technologies Inc.
                                                            Form 10-K for the
Fiscal Year ended March 31, 2021
                                                            Filed June 29, 2021
                                                            File No. 000-54756

       Dear Richard Fraser-Smith:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation